SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC   20549

                          SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                             (Amendment No.    )

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    240.14a-12

                           THE KRYSTAL COMPANY
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                            THE KRYSTAL COMPANY
                              One Union Square
                        Chattanooga, Tennessee 37402



                               April 11, 1997



Dear Shareholder:

     You are cordially invited to attend The Krystal Company's Annual Meeting of Shareholders to be held at 10:00 a.m., Thursday, May 8, 1997, at the Marriott Hotel at the Chattanooga-Hamilton County Convention & Trade Center, Two Carter Plaza, Chattanooga, Tennessee.

     At the meeting you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

     To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                    Sincerely,

                                   /s/Carl D. Long
                                   -------------------------
                                    Carl D. Long
                                    Chairman of the Board of Directors
                                      and Chief Executive Officer





                             THE KRYSTAL COMPANY
                              One Union Square
                        Chattanooga, Tennessee  37402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 8, 1997

To the Shareholders of The Krystal Company:

     The Annual Meeting of Shareholders of The Krystal Company (the "Company") will be held at 10:00 a.m., Thursday, May 8, 1997, at the Marriott Hotel at the Chattanooga-Hamilton County Convention & Trade Center, Two Carter Plaza, Chattanooga, Tennessee, for the following purposes:

     1.     To elect two Directors for ensuing three-year terms;

     2. To consider an amendment to the Company's Amended and Restated 1990 Restricted Stock Plan to increase the number of shares of Common Stock authorized and reserved for issuance thereunder from 1,100,000 to 2,500,000;

     3. To consider an amendment to the Company's Stock Incentive Plan to increase the number of shares issuable upon exercise of options from 1,100,000 to 2,500,000;

     4. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the 1997 fiscal year; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on Thursday, March 20, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     A copy of The Krystal Company Annual Report for the 1996 fiscal year is being mailed to shareholders with this Notice and Proxy Statement.

     Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                    By Order of the Board of Directors,

                                    /s/Camden B. Scearce
                                    -------------------------
                                    Camden B. Scearce
                                    Secretary
April 11, 1997



                             THE KRYSTAL COMPANY
                              One Union Square
                        Chattanooga, Tennessee  37402


                              ---------------
                              PROXY STATEMENT
                              ---------------


     This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Krystal Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on Thursday, May 8, 1997, at the Marriott Hotel at the Chattanooga-Hamilton County Convention & Trade Center, Two Carter Plaza, Chattanooga, Tennessee. This proxy statement and the proxies solicited hereby are first being sent or delivered to shareholders on or about April 11, 1997.

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mail, proxies may also be solicited by officers and employees of the Company by telephone or otherwise.

     Only shareholders of record at the close of business on March 20, 1997 will be entitled to vote at the Annual Meeting. The common stock of the Company without par value (the "Common Stock") is the only authorized and outstanding class of stock, and as of March 20, 1997, the record date for the Annual Meeting, there were 7,478,568 shares of Common Stock of the Company issued, outstanding and entitled to one vote each.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members divided into two classes of directors serving staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders at which the terms of the directors of such class expire.

     The Company filed a voluntary Chapter 11 petition for bankruptcy on December 15, 1995. Under the Bankruptcy Code, the Company is a debtor-in-possession and continues to conduct its business operations under the direction of the Board of Directors. The Company expects that its plan of reorganization will be approved by the bankruptcy court early in the second quarter of 1997 and that shortly thereafter the Company will emerge from Chapter 11 proceedings.

     Two directors are to be elected at the Annual Meeting to serve for terms expiring in 2000 or until their respective successors have been qualified and elected. If any nominee for election as a director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment. All of the nominees have previously served as directors of the Company.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are as follows:


Nominees For Terms Expiring in 2000--

Name                   Age         Position
----                   ---         --------
J. Guy Beatty, Jr.     65          Director and Chairman of the Audit
                                   Committee and Member of the Compensation
                                   Committee of the Board of Directors

R. B. Davenport, III   68          Director and Chairman of the Executive and
                                   Compensation Committees and Member of the Audit Committee of the Board of Directors

     Mr. Beatty has served as a Director since 1985. He has been a partner in the law firm of Miller & Martin, general counsel for the Company, since 1963.

       Mr. Davenport, III has served as a Director since 1950, as President from 1961 to 1973, as Chairman of the Board of Directors from 1973 to 1990 and as Chairman of the Board's Executive Committee since 1990. Mr. Davenport, III is the father of R. B. Davenport, IV, President, Chief Operating Officer and a Director of the Company, and the uncle of Gordon L. Davenport, Jr., an executive officer of the Company.

     The following table sets forth certain information with respect to each person who is a continuing Director of the Company:


Directors Whose Terms Expire in 1999--

Name                   Age         Position
----                   ---         --------
R. B. Davenport, IV    44          President, Chief Operating Officer,
                                   Director and Member of the Executive
                                   Committee of the Board of Directors

Carl D. Long           65          Chairman of the Board of Directors, Chief
                                   Executive Officer, Director and Member of the Executive Committee of the Board of Directors

Camden B. Scearce      51          Vice President, Chief Financial Officer,
                                   Secretary, Treasurer and Director

     Mr. Davenport, IV has served as President and Chief Operating Officer since 1992 and as a Director since 1985. He served as Vice President - Operations from 1988 until 1992 and as Vice President - Assistant to the President from 1986 to 1988. Mr. Davenport, IV is the son of R. B. Davenport, III, a Director of the Company, and a first cousin of Gordon L. Davenport, Jr., an executive officer of the Company. Mr. Davenport, IV is also a director of First Tennessee Bank, N.A. of Chattanooga.

     Mr. Long has served as Chairman of the Board of Directors and Chief Executive Officer since 1990 and as a Director since 1981. He served as President from 1981 to 1992 and as Vice President - Finance from 1977 to 1981. He is also a director of First Tennessee Bank, N.A. of Chattanooga.

     Mr. Scearce has served as a Director since 1991, as Chief Financial Officer and Treasurer since 1990, as Vice President since 1981 and as Secretary since 1978, and served as Controller from 1974 to 1994.

Security Ownership--

     The following table sets forth information regarding ownership of the Company's Common Stock as of March 20, 1997 with respect to (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the four other most highly compensated executive officers during the previous fiscal year and (iv) all directors and officers as a group:

                                                   Amount of
                                                   Beneficial        Percent
Individual or Group                                Ownership(1)      of Class
------------------------------------------------------------------------------
R. B. Davenport, III(2)                             3,765,988(3)        50.4%

Carl D. Long                                          215,000(4)         2.9

R. B. Davenport, IV                                   331,200(5)         4.4

Camden B. Scearce                                      37,500(6)          *

J. Guy Beatty, Jr.                                     41,800(6)          *

Gordon L. Davenport, Jr.                               48,000(7)          *

James R. Ventura(8)                                    22,060             *

All directors and officers as a group (12 persons)  4,553,188           60.9

 * Represents less than 1.0% of the Common Stock.

 (1) Except as otherwise indicated, refers to either shared or sole voting and investment power.
 (2) The address of Mr. Davenport, III is The Krystal Building, One Union Square, Chattanooga, Tennessee 37402.
 (3) Includes 1,843,200 shares held by Gordon L. Davenport, Jr. and First Tennessee Bank, N.A. as trustees for the benefit of Mr. Davenport, III. Also includes 1,200,000 shares held by SunTrust Bank, Chattanooga, N.A. in escrow under the terms of which Mr. Davenport, III retains the right to vote the shares, and 87,140 shares held under trusts for the benefit of grandchildren of Mr. Davenport, III, as to all of which shares
      Mr. Davenport, III disclaims beneficial ownership.
 (4) 210,000 shares are restricted under the terms of the Company's Amended and Restated 1990 Restricted Stock Plan (the "Restricted Stock Plan").
 (5) 220,000 shares are restricted under the terms of the Restricted Stock Plan. Also includes 18,080 shares held under a trust for the benefit of the child of Mr. Davenport, IV, as to which shares Mr. Davenport, IV disclaims beneficial ownership.
 (6)  All shares owned are restricted under the terms of the Restricted Stock
      Plan.
 (7) 24,000 shares are restricted under the terms of the Restricted Stock Plan. Also includes 12,000 shares held in trust for the benefit of the child of Mr. Gordon L. Davenport, Jr., as to which shares Mr. Gordon L. Davenport, Jr. disclaims beneficial ownership.
 (8) Mr. Ventura retired as Vice President - Franchise Operations as of December 31, 1996.


Compliance with Reporting Requirements--

     Under federal securities laws, the Company's directors, executive officers and 10% or more shareholders are required to report, within specified monthly and annual due dates, their initial ownership in the Company's Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the previous fiscal year.


Certain Transactions--

     In 1996, a company owned by W. L. Davenport acquired for $325,000 the site of a Krystal restaurant formerly operated by the Company in Gainesville, Georgia, and currently operated by W. L. Davenport's company under the terms of a franchise agreement applicable to all franchisees. W. L. Davenport is the son of R. B. Davenport, III and the brother of R. B. Davenport, IV. The Company believes that the terms of the foregoing transaction are at least as favorable as the terms that could be obtained from an unaffiliated third party for similar transactions.


Meetings of the Board of Directors--

     During fiscal 1996, the Board of Directors met on five occasions. The Board of Directors has standing Audit, Compensation and Executive Committees.

     Audit Committee:  This committee met five times during fiscal 1996.
The functions of this committee are to recommend to the Board the independent auditors to be selected and to review and approve the scope of the audit, the financial statements, the independent auditors' letter of comments and management's responses thereto and the fees charged for audits and any special assignments.

     Compensation Committee: This committee met two times during fiscal 1996. The functions of this committee are to review total salary programs, certain individual salaries and staff benefit programs. This committee also administers and selects participants for the various restricted stock, stock option, management incentive and retirement plans maintained by the Company.

     Executive Committee: This committee meets periodically. Its function is to exercise the powers of the Board of Directors, to the extent legally permitted, between meetings of the Board.

     All Directors attended at least 75% of the meetings of the Board and the committees of which they were members.


Non-Employee Director Compensation--

     Non-employee directors receive an annual retainer of $10,800, a fee of $1,200 for serving as chairman of a committee and a fee of $750 for each board or committee meeting attended. Non-employee directors are also entitled to participate in the 1992 Restricted Stock Plan for Non-Employee Directors (the "Director Restricted Stock Plan") as noted below.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table summarizes the total compensation for the last three fiscal years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company during the last fiscal year.


                         Summary Compensation Table
                                                                   Long-Term
                                        Annual Compensation       Compensation
                                       --------------------       ------------
                                                                   Restricted
                                                     Other Annual     Stock
Name and Principal Position  Year   Salary   Bonus   Compensation(1) Awards(2)
---------------------------  ----   ------   -----   ------------    --------
Carl D. Long                1996  $365,000   $ 0       $13,075           -
Chairman of the Board of    1995   365,000     0        25,952           -
Directors, Chief Executive  1994   365,000     0        14,625           -
Officer

R. B. Davenport, IV         1996   200,000     0         6,440           -
President, Chief Operating  1995   200,000     0         9,985           -
Officer                     1994   200,000     0         9,971           -

Camden B. Scearce           1996   145,619     0         8,392           -
Vice President, Chief       1995   133,005     0         8,767           -
Financial Officer,          1994   126,672     0        15,075           -
Secretary, Treasurer

Gordon L. Davenport, Jr.(3) 1996   152,023     0         5,548           -
Vice President - Marketing  1995    51,154     0        15,528(4)  $186,000(5)
and Development

James R. Ventura(6)         1996   140,394     0        14,950           -
Vice President - Franchise  1995   133,224     0         7,466           -
Operations                  1994   129,689     0         5,904           -
--------------------

         (1) Consists of the costs of personal benefits provided to the named executive officer by the Company.

         (2) The fair market value of restricted stock awards is calculated by multiplying the closing market price of unrestricted stock on the date of grant by the number of shares awarded. The fair market value of the 949,360 aggregate restricted shares held as of the end of the Company's 1996 fiscal year based upon the trading price at the close of business on December 27, 1996, was $5,458,820. Holders of restricted stock are entitled to any dividends declared upon the common stock of the Company.

         (3) Mr. Gordon L. Davenport, Jr. was hired as Vice President - New Business and Strategic Planning on August 30, 1995. Mr. Gordon L. Davenport, Jr. is the nephew of R. B. Davenport, III and a first cousin of R. B. Davenport IV.

         (4) Includes moving bonus of $12,500.

         (5) Represents 24,000 shares of restricted stock valued at the trading price at the close of business on the date of grant of $7.75

         (6) Mr. Ventura retired as Vice President - Franchise Operations as of December 31, 1996.


Retirement Plan--

     The Company maintains a noncontributory, defined benefit retirement plan (the "Retirement Plan") covering substantially all operating and salaried employees who have completed one year of eligible service and have reached the age of 21. The Retirement Plan provides benefits of stated amounts based on years of service and the employee's compensation during the five years of highest compensation. Participants in the Retirement Plan become 100% vested when they have completed five years of service or reached normal retirement age, whichever is earlier.

     The Retirement Plan provides that if a participant elects to retire at age 65 or on the fifth anniversary of participation in the Retirement Plan, whichever is later, the normal retirement benefit will be 2% of the participant's highest five years average annual compensation times the years of credited service up to 15 years, plus 0.5% of the participant's highest five years average annual compensation in excess of the Social Security integration level times the years of credited service, up to 35 years, plus 2% of the participant's highest five years average annual compensation in excess of $100,000 times years of credited service, up to 15 years. Upon early retirement, a participant in the Retirement Plan is entitled to receive the projected normal retirement benefit multiplied by the ratio of actual years of credited service to the years of credited service the participant would have attained at normal retirement.

     As of December 29, 1996, the number of years of credited service for Messrs. Long, R. B. Davenport, IV, Scearce, Gordon L. Davenport, Jr. and Ventura were 20, 21, 23, 1 and 13, respectively, and the highest five years average annual compensation was $458,266, $235,956, $157,765, $152,023 and
$154,741, respectively.

     The following table shows estimated annual retirement benefits payable upon reaching normal retirement age for specified compensation and years of benefit service.

   Five Year
 Average Annual
  Compensation                       Years of Benefit Service
 --------------                      ------------------------
                      15           20           25           30           35
                     ----         ----         ----         ----         ----
  $125,000         $52,904      $55,538      $58,173      $60,807      $63,442

   150,000          69,779       73,038       76,298       79,557       82,817

   175,000          76,529       80,038       83,548       87,057       90,567

   200,000          76,529       80,038       83,548       87,057       90,567

   225,000          76,529       80,038       83,548       87,057       90,567

   300,000          76,529       80,038       83,548       87,057       90,567

   400,000          76,529       80,038       83,548       87,057       90,567

   500,000          76,529       80,038       83,548       87,057       90,567

     Federal law requires that compensation in excess of $160,000 per year be excluded for purposes of determining pension benefits in qualified retirement plans, effective January 1, 1997. From 1994 through 1996, the limit was $150,000. However, for those employees whose compensation exceeded $150,000 prior to 1994, additional benefits may be paid as a result of benefits accrued prior to 1994.


Supplemental Executive Retirement Plan--

     The Company maintains an unfunded, non-qualified retirement plan for the benefit of certain key executives ("Supplemental Retirement Plan"). Under the Supplemental Retirement Plan, participants who have completed 15 years of service with the Company are entitled to an annual benefit upon their retirement at the age of 65 equal to 55% of the average annual total compensation of the participant for the five years of employment which produce the highest earnings average when added to payments under the Retirement Plan and primary social security benefits. Supplemental retirement benefits are also payable for participants who have completed 15 years of service with the Company upon retirement at age 55, but are reduced by a fraction, the numerator of which is the sum of months of service completed at the retirement date and the denominator of which is the number of months of service that would have been completed at age 65. The supplemental retirement benefit is paid over the participant's lifetime, but for no less than 10 years following retirement.


                    REPORT OF THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans and the parameters of compensation levels for executive officers and administers the various restricted stock, stock option, management incentive and retirement plans maintained by the Company. The Compensation Committee during fiscal 1996 was composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.


General Compensation Policies--

     The Compensation Committee of the Board of Directors has in recent years expanded the performance-based aspects of the Company's compensation policies. The Compensation Committee continues to consider alternative equity-based incentives in order to provide a better incentive for the Company's officers to perform on behalf of the Company's shareholders. The Company has adopted the Restricted Stock Plan, under which the Company grants shares of Common Stock to certain key employees and directors of the Company, conditioning the full benefits of such stock ownership on continued employment or service. The Krystal Company Stock Incentive Plan (the "Option Plan") is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of qualified and non-qualified stock options. The granting of options will serve as partial consideration for service to the Company and give key employees an additional inducement to remain in the service of the Company and will provide them with an inceased incentive to work for the Company's success.

     As discussed more fully below, the Board of Directors of the Company, based upon the recommendation of the Compensation Committee, is requesting shareholder approval of an amendment to the Restricted Stock Plan and the Option Plan to increase the number of shares of Common Stock of the Company authorized and reserved for issuance under the Restricted Stock Plan and the Option Plan.

     The Company has also adopted the Director Restricted Stock Plan which also provides for the grants of shares of Common Stock conditioning the full benefits of such stock ownership on continued service which is intended to promote the long-term financial success of the Company by attracting and retaining qualified directors.

     The Company also maintains an Annual Management Incentive Compensation Plan ("Incentive Compensation Plan") under which incentive payments are made based on the Company's actual pre-tax income measured against the Company's annual business plan.

     In addition, The Krystal Company Associate Stock Ownership Plan (the "Associate Stock Plan") is designed to provide the employees of the Company an opportunity to share in the ownership of the Company by providing them with a convenient means to regularly and systematically purchase shares of the Company's Common Stock and thus to develop a stronger incentive to work for the continued success of the Company.


Chief Executive Officer Compensation--

     The Compensation Committee believes that the Chief Executive Officer's (CEO's) compensation should be determined by the performance of the Company and by the salaries of the chief executive officers of comparably-sized companies according to data obtained by the Compensation Committee from independent outside consultants. Although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to Company performance.

     The salary for the Company's CEO was $365,000 in 1996 which was unchanged from the prior year. This salary approximates the rate of compensation for executives in similar positions. Under the terms of the Incentive Compensation Plan, the annual bonus for the CEO is determined in relation to the Company's achievement of budgeted profit targets as determined by the Compensation Committee. No bonus is earned if the Company does not achieve at least 80% of the Company's profit plan. The Compensation Committee may award a cash bonus ranging from 10% of base salary if the Company achieves 80% of the Company's profit plan up to a maximum of 60% of base salary if the Company exceeds its profit plan. For 1996, the CEO was not awarded a bonus under the Incentive Compensation Plan.


Other Executive Officer Compensation--

     The Compensation Committee has adopted similar policies with respect to compensation of other executive officers of the Company. Using salary survey data supplied by outside independent consultants, the Compensation Committee establishes base salaries that are within the range of salaries for persons holding similarly responsible positions at comparable companies. In addition, the Compensation Committee considers factors such as relative Company performance, the individual's past performance and future potential in establishing the base salaries of executive officers.

     The Compensation Committee's policy regarding other elements of the compensation arrangement for senior executive officers is similar to that of the CEO's in that the annual bonus is also tied to achievement of performance targets. Annual bonuses for officers are designed as contingent compensation to reflect achievement of both individual goals and corporate objectives. Corporate profit objectives are established during the budgeting process, while individual objectives are established to reflect corporate and department needs in meeting Company goals. No bonus is earned if the Company does not achieve at least 80% of the Company's profit plan.

     For the President, the Compensation Committee may award a cash bonus ranging from 10% of base salary if the Company achieves 80% of the Company's profit plan up to a maximum of 60% of base salary if the Company exceeds its profit plan. For 1996, the President was not awarded a bonus under the Incentive Compensation Plan. For other executive officers, the Compensation Committee may award a cash bonus ranging from 7.5% of base salary if the Company achieves 80% of the Company's profit plan up to a maximum of 45% of base salary if the Company exceeds its profit plan. The amount of the bonus is also dependent upon the achievement of individual objectives as set and determined by the CEO and President. For 1996, no bonuses were awarded to executive officers under the terms of the Incentive Compensation Plan.

     The Company's compensation policies are designed to attract and motivate highly competent people, while achieving important annual and long-term objectives.

     Submitted by the Compensation Committee of the Company's Board of Directors

                                    R. B. Davenport, III, Chairman
                                    J. Guy Beatty, Jr., Member

                            COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns to shareholders of the Company, assuming reinvestment of dividends, for the period commencing on May 14, 1992, the date of the Company's initial public offering, and ending on December 27, 1996, the last trading day before the close of the Company's fiscal year on December 29, 1996, with the five-year cumulative total return from: (i) the CRSP Index for the NASDAQ Stock Market (U.S. Companies), and (ii) the CRSP Index for NASDAQ Stocks (Standard Industrial Classification 5800-5899 (Eating and Drinking Establishments)).



              Comparison of Five Year-Cumulative Total Returns
                          Performance Graph for
                          THE KRYSTAL COMPANY

Prepared by the Center for Research in Security Prices
Produced on 3/17/97 including data to 12/27/96


CRSP Total Returns
  Index for:         5/14/92  12/31/92  12/31/93  12/30/94  12/29/95  12/27/96
                     -------  --------  --------  --------  --------  --------
THE KRYSTAL COMPANY  $100.00  $220.80   $111.50   $ 85.40   $ 37.50   $ 47.90

NASDAQ Stock Market   100.00   118.40    135.90    132.80    187.80    231.30
(US Companies)

NASDAQ Stocks         100.00   133.70    135.50     97.90    119.20    115.80
(SIC 5800-5899
US Companies)
Eating and
drinking places

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.00 on 5/14/92.


            PROPOSAL 2: AMENDMENT TO THE RESTRICTED STOCK PLAN

     Upon the recommendation of the Compensation Committee, the Board of Directors has adopted a proposal to amend the Company's Restricted Stock Plan to increase the aggregate number of shares of Common Stock available for issuance under the Restricted Stock Plan from 1,100,000 to 2,500,000. As of the end of the last fiscal year of the Company, there were 949,360 shares of restricted stock issued and outstanding under the terms of the Restricted Stock Plan leaving only 150,640 additional shares of Common Stock available for issuance under the Restricted Stock Plan. The Board of Directors believes the authorization of additional shares for issuance under the terms of the Restricted Stock Plan is necessary to allow the Board of Directors the necessary flexibility to attract and retain qualified management with equity-based incentives. No other changes to the terms of the Restricted Stock Plan are to be made.

     Under the Restricted Stock Plan, the Company grants shares of Common Stock to certain key employees and directors of the Company, conditioning the full benefits of such stock ownership on continued employment or service. Shares are granted under the Restricted Stock Plan at the sole discretion of the Compensation Committee. The shares of Common Stock issued under the Restricted Stock Plan are restricted and may not be sold or otherwise transferred, except as permitted by the Restricted Stock Plan, and if the employment (or service as a director) of a holder of such restricted shares is terminated for any reason, other than the holder's death, normal retirement after age 65, total disability or early retirement or other termination of employment to which the Compensation Committee has consented in writing and approved the retention of the restricted stock, then such restricted stock is forfeited. Holders of restricted stock are entitled to vote such shares and receive dividends, if any, with respect to their shares of restricted stock.

     The restrictions on the shares of Common Stock issued under the Restricted Stock Plan terminate upon the holder's death, normal retirement after age 65, total disability, early retirement or other termination to which the Compensation Committee has consented, or the occurrence of certain terminating events, including dissolution, merger or reorganization of the Company or a change in control of the Company.

     As to the restricted stock issued prior to April 14, 1992 under the Restricted Stock Plan, except for those shares held by Messrs. Long and Davenport, IV, restrictions will lapse as to 15% of the restricted stock held on the third business day after release to the public of the Company's earnings for the first quarter (the "Earnings Availability Date") of each year from January 1, 1994 through January 1, 1999 and as to the remainder of shares of restricted stock held on the Earnings Availability Date of the year 2000. As to shares of restricted stock issued on or after April 14, 1992, unless the Compensation Committee decides otherwise, restrictions will lapse as to 10% of the restricted shares on the third business day after release to the public of the Company's earnings for the first quarter that occurs at least two years after the date of grant and on each succeeding Earnings Availability Date through the eleventh calendar year beginning after the date of such grant, unless the Compensation Committee decides otherwise. A holder of restricted stock may elect by January 31 of any calendar year during which restrictions lapse to have such restrictions continue as to all, but not less than all, of such restricted stock until the Earnings Availability Date in the seventh year following the year in which such election is made, with the holder receiving an additional number of restricted shares equal to 10% of the number of shares as to which such election is made. The additional shares will also remain restricted until the Earnings Availability Date of the seventh year following the year in which such election is made. As to restricted stock held by Messrs. Long and Davenport, IV, the restrictions lapse on the first business day of the calendar month next following the termination of the holder's employment (or service as a director) with the Company because of death, normal retirement at or after age 65, total disability or early retirement when consented to in writing by the Compensation Committee.

     Of the Common Stock issued and outstanding under the Restricted Stock Plan, 210,000 shares have been granted to Mr. Long; 220,000 shares to Mr. Davenport, IV; 41,800 shares to Mr. Beatty; 37,500 shares to Mr. Scearce and 24,000 shares to Mr. Gordon L. Davenport, Jr.

     The affirmative vote of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for approval of the amendment to increase the shares of Common Stock authorized and reserved for issuance under the Restricted Stock Plan.

     The Board of Directors recommends a vote FOR the proposal to amend the Restricted Stock Plan to increase the number of shares of Common Stock authorized and reserved for issuance under the Restricted Stock Plan.


            PROPOSAL 3:  AMENDMENT TO STOCK INCENTIVE PLAN

     Upon the recommendation of the Compensation Committee, the Board of Directors has adopted a proposal to amend the Company's Option Plan to increase the total number of shares of the Company's Common Stock that may be purchased pursuant to the exercise of options from 1,100,000 shares to 2,500,000 shares (less the number of shares of Common Stock that are at any time issued and outstanding under the Restricted Stock Plan). As of the end of the last fiscal year of the Company, there were no shares subject to options that had been awarded under the Option Plan, but there were 949,360 shares of restricted stock issued and outstanding under the terms of the Restricted Stock Plan, leaving only 150,640 additional shares of Common Stock available for purchase pursuant to the exercise of options under the Option Plan. The Board of Directors believes that the authorization of additional shares for issuance under the terms of the Option Plan is necessary to allow the Board of Directors the necessary flexibility to attract and retain qualified management with equity-based incentives. No other changes to the terms of the Option Plan are to be made.

     Under the Option Plan, the Company issues both "incentive stock options" as defined by Section 422 of the Internal Revenue Code and non-qualified stock options not subject to Section 422. The Compensation Committee selects the key employees to be granted options under the Option Plan and determines the terms and conditions and number of shares subject to each option. Under the Option Plan, the Compensation Committee is authorized to grant options to key employees and directors of the Company and its subsidiaries or any other person whom the Company determines that making such grant is in the best interest of the Company. The shares to be issued under the Option Plan will be currently authorized and unissued shares, treasury shares or shares acquired in the open market or by private purchase by the Company.

     Upon the grant of an option to a key employee, the Company will fix the number of shares of the Company's Common Stock that the optionee may purchase upon exercise of the option and the price at which the shares may be purchased. The option price for options shall not be less than the fair market value of the Common Stock at the time the option is granted. Fair market value is determined by the last quoted sale price on the NASDAQ exchange or, if unavailable, the value as determined by the Compensation Committee. Each option granted under the Option Plan will be exercisable by the optionee only during the term fixed by the Committee, with such term ending not later than ten years after the date an option is granted.

     The affirmative vote of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for approval of the amendment to increase the shares of Common Stock authorized and reserved for issuance under the Option Plan.

     The Board of Directors recommends a vote FOR the proposal to amend the Option Plan to increase the number of shares of Common Stock authorized and reserved for issuance under the Option Plan.


            PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee and subject to ratification by the shareholders, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to serve for the fiscal year to end on December 28, 1997. Arthur Andersen LLP also audited the Company's financial statements for the 1996 fiscal year.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if he desires, and to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company not later than December 5, 1997, for inclusion in its proxy statement and form of proxy relating to that meeting. Any such proposals, as well as any questions relating thereto, should be directed to Camden B. Scearce, Secretary, The Krystal Company, One Union Square, Chattanooga, Tennessee 37402.


                                 VOTING

     A proxy may be revoked by a shareholder at any time prior to its use.
If it is signed properly by the shareholder and is not revoked, it will be voted at the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted FOR items 1, 2, 3 and 4.


April 11, 1997



                             THE KRYSTAL COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned shareholder of THE KRYSTAL COMPANY appoints Carl D. Long and Camden B. Scearce, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held at the Marriott Hotel at the Chattanooga-Hamilton County Convention & Trade Center, Two Carter Plaza, Chattanooga, Tennessee at 10:00 a.m., Thursday, May 8, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of THE KRYSTAL COMPANY which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

Please mark votes as in this example.   [X]

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4.

1.  The election of two Directors for ensuing three-year terms.
NOMINEES:  J. Guy Beatty, Jr.         R. B. Davenport III

           FOR [ ]         WITHHELD [ ]

[ ] ______________________________________
(INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided above.)

2. To approve an amendment to the Company's Amended and Restated 1990 Restricted Stock Plan to increase the number of shares of Common Stock authorized and reserved for issuance thereunder from 1,100,000 to 2,500,000.

      FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

3. To approve an amendment to the Company's Stock Incentive Plan to increase to increase the number of shares of Common Stock issuable upon exercise of options from 1,100,000 to 2,500,000.

      FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

4. To ratify the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1997.

      FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW     [ ]

IMPORTANT:  Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, trustee, or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature ________________ Date ______  Signature ________________ Date ______